Exhibit 10.22

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Agreement”) is made by and between Neomagic (the “Company”), and Prakash Agarwal (“Employee”) dated May 31, 2005.

WHEREAS, Employee is employed by the Company;

WHEREAS, the Company and Employee have entered into an Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee have mutually agreed to terminate the employment relationship including the Confidentiality Agreement and to release each other from any claims arising from or related to the employment relationship effective May 31, 2005 (the “Termination Date”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as “the Parties”) hereby agree as follows:

1. Consideration.

(a) Provided that Employee does not revoke this Agreement prior to Effective Date, the Company agrees to pay Employee continuing payments of severance pay at a bi-weekly rate of $12,115.38 ($315,000 annualized), less applicable withholding in accordance with the Company’s standard payroll practices, through July 29, 2005. Should Employee accept other full time employment prior to July 29, 2005, the Company will terminate the payment of severance under this Section 1, effective the date of acceptance of such new full time employment.

(b) Stock Options. The Parties agree that Employee’s outstanding options to purchase 1,600,000 shares of the Company’s common stock, which includes options to purchase 1,000,000 shares at $3.22 per share and options to purchase 600,000 shares at $3.20 per share, will be cancelled and forfeited to the Company and Employee will have no further rights with respect to such options or the shares underlying such options. The Company will accelerate the vesting of Employee’s remaining outstanding options to purchase 1,700,000 shares at various exercise prices less than $3.00 per share and these options will be exercisable as soon as practicable following the Effective Date and will remain outstanding and exercisable until April 30, 2006 at which point all unexercised options will expire.

(c) Benefits. The Company agrees to pay Employee a lump sum payment of $7,875, less applicable withholding taxes, upon the Effective Date. This payment represents $1,575 per month for five months of COBRA health care coverage. Employee acknowledges that it is his sole responsibility to timely elect such coverage. Employee life insurance and disability benefits terminated on April 22, 2005. Cashed out vacation accrual was paid on April 22, 2005 and there will be no additional accrual for sick or vacation after said date.

2. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and the Company. The Company acknowledges that Employee has returned all Company property and confidential information that needs to be returned.

3. Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee once the above noted payments and benefits are received.

4. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on his behalf and his executors, heirs, family members and assigns, hereby fully and forever releases the Company and its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Termination Date, without limitation,

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans

with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq.;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g) any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

(h) Waiver of Claims Under ADEA. Employee acknowledges that the general release in this Agreement is intended to constitute a complete waiver and release of, among other things, all rights or claims that Employee may have under the federal Age Discrimination in Employment Act (“ADEA”). Employee acknowledges and agrees that he is receiving money and/or benefits under the terms of this Agreement to which he would not otherwise be entitled, and that he has been advised of his right to seek advice regarding the terms and legal effect of this Agreement with legal counsel of his own choosing. In addition, Employee acknowledges that he has been advised of his right to have at least twenty-one (21) days from his receipt of this Agreement to consider this Agreement before signing it, and that he may revoke this Agreement within seven (7) days after signing it by giving the Company written notice of his intent to revoke. This Agreement, therefore, shall not become effective until the revocation period has expired.

5. Company Release of Claims. The Company, on behalf of its respective officers, directors, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, agents, and assigns hereby fully and forever releases Employee and his respective heirs, family members, executors, agents, and assigns from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that it may possess arising from any omissions, acts or facts that have occurred up until and including the date Employee received notice of his termination of employment from the Company; provided, however, that the foregoing release shall not extend to any claims by the Company arising from the Employee’s misappropriation of the Company’s confidential information by the Employee, or for claims or actions by the Company arising from Employee’s fraud.

6. Civil Code Section 1542. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement.

Employee and the Company acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee and the Company, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8. Confidentiality. The Parties agree that this Agreement will be filed as an exhibit to the Company’s 10-Q for the period during which this Agreement becomes effective.

9. No Cooperation. Employee agrees he will not act in any manner that might damage the business of the Company. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10. Non-Solicitation. Employee agrees that for a period of twenty-four (24) months immediately following the Termination Date, Employee will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s (or any of its subsidiary companies no matter where located) employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Company, either for himself or any other person or entity.

11. Non-Disparagement. Employee agrees to refrain from any defamation, libel or slander of the Company, and the Parties each agree to refrain from tortious interference with the contracts and relationships of the other. All inquiries by potential future employers of Employee will be directed to the Company’s Vice President of Finance. Upon inquiry, the Company shall only state the following: Employee’s last position and dates of employment.

12. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

13. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its California Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorney’s fees and costs.

14. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

15. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

16. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

17. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company and Employee’s compensation by the Company.

18. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the President of the Company.

19. Governing Law. This Agreement shall be governed by the laws of the State of California.

20. Effective Date. This Agreement is effective after it has been signed by both Parties and after seven (7) days have passed since Employee has signed the Agreement (the “Effective Date”), unless revoked by Employee within seven (7) days after the date the Agreement was signed by Employee.

21. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

22. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

NeoMagic Corporation:

/s/ Scott Sullinger	May 25, 2005
Scott Sullinger	Date
V.P. Finance and Chief Financial Officer

Employee:

/s/ Prakash Agarwal	May 25, 2005
Prakash Agarwal	Date